Exhibit 5

OPINION OF LUSE GORMAN POMERENK & SCHICK, PC

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

October 27, 2011

Board of Directors
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201

Re:	Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan and Amended and Restated Legacy Bancorp, Inc. 2006 Equity Incentive Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the issuance of Berkshire Hills Bancorp, Inc. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan (the “2011 Stock Benefit Plan”) and the Amended and Restated Legacy Bancorp, Inc. 2006 Equity Incentive Plan (the “2006 Stock Benefit Plan”).  We have reviewed the Company’s Certificate of Incorporation, Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

Based on the foregoing, we are of the following opinion:

Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the equity awards granted pursuant to the 2006 Stock Benefit Plan and/or the 2011 Stock Benefit Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.

LUSE GORMAN POMERENK & SCHICK
A Professional Corporation